Exhibit 10.6
2013 Executive Officer Compensation Arrangements

Executive Officer	Base Salary Rate(1)	Target Bonus as % of Annual Base Salary Rate(2)

Bruce C. Cozadd Chairman and Chief Executive Officer	$775,000	100

Kathryn E. Falberg Executive Vice President and Chief Financial Officer	$475,000	50

Russell J. Cox Executive Vice President and Chief Commercial Officer	$425,000	50

Suzanne Sawochka Hooper Executive Vice President and General Counsel	$475,000	50

Fintan Keegan Executive Vice President, Technical Operations	€270,000	50

Jeffrey K. Tobias, M.D. Executive Vice President, Research and Development and Chief Medical Officer	$425,000	50

Karen J. Wilson Senior Vice President, Finance and Principal Accounting Officer	$285,000	40

(1)	Base salary rate effective beginning by March 1, 2013.

(2)	Target bonus percentage for each officer is based on his or her position and/or responsibility level as provided in Jazz Pharmaceuticals plc’s cash bonus plans.